Federal Trust Corporation Enters into Letter of Intent with Respect to Private Recapitalization Transaction

SANFORD, Fla., Sept. 19 /PRNewswire-FirstCall/ -- Federal Trust Corporation (Amex: FDT) today announced that it has entered into a non-binding letter of intent with an investor group based in New York and Florida, whereby this group would invest between $40 million and $55 million in Federal Trust Corporation ("Federal Trust") and acquire control of Federal Trust. The proposed transaction remains subject to entering into a definitive agreement and other conditions, including completion of due diligence. The agreement provides that due diligence will be completed by September 26, 2008. It is expected that the terms of a proposed transaction would be subject to shareholder approval, as well as approval by the Office of Thrift Supervision. There is no assurance that a definitive agreement will be executed, that the proposed transaction would be approved by the Office of Thrift Supervision or, if approved, that the proposed transaction would be consummated.

Under the terms of the non-binding letter of intent, Federal Trust intends to grant the investor group an exclusivity period, expected to expire upon the latter of the parties execution of a definitive agreement or mutual termination of negotiations, during which time Federal Trust will not negotiate with other parties. Accordingly, Federal Trust has discontinued its previously-announced discussions with Sidhu Advisors FDT, LLC.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The Company's Executive and Administrative Offices are located in Sanford, in Seminole County, Florida.Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the reports Federal Trust Corporation files with the SEC that are available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

Contact:	Dennis T. Ward	Gregory E. Smith
	President and Chief Executive Officer	Chief Financial Officer
	(407) 323-1833	(407) 323-1833